Exhibit K


                      SCHEDULE OF FEES, COMMISSIONS AND EXPENSES


Securities and Exchange Commission Filing Fee:        $2,000

Legal Fees
        Counsel to the Applicants
               Legal Fees         $100,000
               Disbursements        $8,000          $108,000

        Counsel to the Lenders
               Legal Fees          $55,000
               Disbursements        $1,000           $56,000

Northeast Utilities Service Company
(Legal, Financial, Accounting and Other Services)    $50,000


Total Estimate of Fees, Commissions and Expenses    $216,000



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